Exhibit 10.1

UNITED INDUSTRIAL CORPORATION
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
FREDERICK M. STRADER

EMPLOYMENT AGREEMENT (this “Agreement”) originally made and entered into as of August 16, 2006, by and between UNITED INDUSTRIAL CORPORATION, a Delaware corporation having an address at 124 Industry Lane, Hunt Valley, Maryland 21030 (hereinafter called “Employer”), and FREDERICK M. STRADER, having an address at 501 Whithorn Court, Timonium, MD 21093 (hereinafter called “Employee”) is hereby amended and restated effective as of the Effective Date (as defined below).

W I T N E S S E T H:

In consideration of the mutual covenants hereinafter contained, the parties hereto agree as follows:

1.             Employment. Employer agrees to continue to employ Employee and Employee agrees to continue to serve Employer upon the terms and conditions hereinafter set forth.

2.             Term. The term of Employee’s employment under this Agreement commenced on August 1, 2006 (the “Effective Date”) and, subject to the provisions of Sections 5 and 6 hereof, will terminate as of the close of business on March 31, 2010 (the “Scheduled Termination Date,” and such year, the “Initial Term”); provided, that the term of this Agreement shall automatically renew for successive one (1) year terms (each, a “Renewal Term”, and each of the Initial Term and each Renewal Term, a “Compensation Year”) unless either party gives written notice of non-renewal to the other at least sixty (60) days prior to the end of the Initial Term or Renewal Term, as applicable. The period from the Effective Date through the date of termination of Employee’s employment hereunder is referred to as the term of this Agreement. This Agreement shall be of no force or effect if Employee’s current employment by AAI Corporation (“AAI”), a subsidiary of Employer, is terminated for any reason whatsoever prior to the Effective Date.

3.             Duties and Extent of Services.

(a)           Employee agrees to continue to serve Employer and, consistent with his position, its subsidiaries faithfully and to the best of his ability under the direction of the Board of Directors of Employer, devoting his entire business time, energy and skill to his full time employment duties hereunder; provided, that subject to the approval of the Board of Directors of Employer, Employee may serve on the board of directors of companies other than Employer and its subsidiaries. The principal place of employment of Employee shall be at the offices of AAI, which are currently located in Hunt Valley, Maryland. Employee understands and agrees, however, that in connection with his employment hereunder, he may be required from time to time to travel on behalf of Employer.

(b)           The principal duties of Employee shall be to continue to serve as President and Chief Executive Officer of Employer and AAI and, in such capacity, to render such managerial, administrative and other services to Employer and AAI and their subsidiaries as normally are associated with and incident to such positions as Employer from time to time may require of him. If, during the term of this Agreement, the Board of Directors of Employer so determines, in its absolute discretion, to elect Employee to any additional office of Employer or its subsidiaries consistent with his position, or a director of Employer or its subsidiaries, Employee agrees to accept and serve in such office or capacity, for no additional compensation or remuneration. Employee hereby acknowledges that as of the Effective Date, Employee currently serves as a director of Employer and Employee shall not be entitled to any additional compensation for such service. If Employee is elected a director of Employer, he agrees to resign as a director if so requested by the Board of Directors of Employer, following the termination of his employment by Employer for any reason.

4.             Compensation.

(a)           Base Compensation. Employer agrees to pay to Employee, as compensation for all of the services to be rendered by Employee under or pursuant to this Agreement, a salary (“Base Compensation”) at the annual rate of $550,000, which amount shall be payable in accordance with the normal payroll practices of Employer. Employee shall be reviewed annually (with the first such review to be in March 2007) and shall be entitled to such increases in Base Compensation as the Board of Directors may determine in its discretion.

(b)           Incentive Compensation. Employee shall also be entitled to participate in Employer’s Performance Sharing Plan (or such other similar bonus or incentive plan approved by Employer’s Board of Directors and its Compensation Committee), that will afford Employee an opportunity to earn incentive compensation (“Incentive Compensation”) of (x) up to 100% (with a target of 50%) of his Base Compensation, based upon meeting certain goals and benchmarks (the “Base Incentive Compensation”), or, in lieu thereof, (y) such greater amount as the Board of Directors may determine in its discretion (the “Increased Incentive Compensation”). It is the intent of Employer that any incentive compensation awarded pursuant to this Section 4(b) shall be paid under a plan that complies with the requirements of the “performance-based compensation” exception under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

(c)           Employee Benefit Plans. During the term of this Agreement, Employee shall be eligible to participate in any life insurance, medical, retirement, pension, profit sharing, disability or other benefit plans or arrangements now or hereafter generally made available by Employer to executive employees of Employer to the extent Employee qualifies under the provisions of any such plans; provided, that the amount and quality of employee benefits shall not, individually or in the aggregate, decrease to an amount and quality that is less than those existing for Employee’s benefit on the Effective Date. Subject to the foregoing, Employer shall have the right to change insurance companies and modify insurance policies covering employees of Employer.

(d)           Stock Option Grant. Simultaneously with the approval and effectiveness of this Agreement, Employee shall, subject to the approval of the Compensation Committee of the Board of Directors of Employer, be entitled to receive a grant of a nonqualified stock option to purchase 41,000 shares of Employer’s common stock under Employer’s 2006 Long Term Incentive Plan. Such stock option shall have an exercise price per share equal to the fair market value of a share of Employer’s common stock on the date of grant (as determined in accordance with the terms of Employer’s 2006 Long Term Incentive Plan) and shall be subject to similar vesting provisions and other conditions as provided for the incentive awards described in Section 4(e) hereof.

(e)           Long Term Incentive Program. Employee shall be eligible to receive long-term incentive awards previously approved by Employer’s Board of Directors under Employer’s 2006 long term incentive program, subject to its terms and conditions. Employee shall also be eligible to participate in future long term incentive programs adopted by Employer from time to time. The level of Employee’s participation in any such plan and the terms and conditions of such participation shall be determined in the sole discretion of the Board of Directors of Employer or a duly appointed committee thereof.

(f)            Automobile Allowance. Employer shall pay to Employee an automobile allowance of twelve thousand dollars ($12,000) per annum, commencing as of the Effective Date, payable in accordance with Employer’s normal payroll practices.

(g)           Vacation. Employee shall be entitled to four (4) weeks vacation with pay per year.

(h)           Taxes. Employee understands that any and all payments described in this Agreement will be subject to such tax treatment as applies thereto, and to such withholding as may be required under applicable tax laws.

5.             Termination.

(a)           Termination by Employer for Cause. Employer shall have the right to terminate the employment of Employee under this Agreement under the following circumstances (any such termination, a termination for “Cause”), upon written notice to Employee describing the Cause:

(i)            Employee shall have committed any material breach of any of the provisions or covenants set forth herein; provided, that, except where such breach is willful, Employer shall provide written notice of such breach to Employee, and Employee shall have 10 days after receipt of such notice to cure such breach;

(ii)           Employee shall have committed any act of gross negligence in the performance of his duties or obligations hereunder;

(iii)          Employee shall have committed any material act of dishonesty or breach of trust against Employer or any of its subsidiaries;

(iv)          Employee’s conviction of, or plea of guilty or nolo contendere to, a felony; or

(v)           Employee shall have committed any material breach of any of the provisions of Employer’s Standards of Business Conduct Policy; provided, that, except where such breach is willful, Employer shall provide written notice of such breach to

Employee, and Employee shall have 10 days after receipt of such notice to cure such breach.

(b)           Resignation by Employee for Good Reason. Employee shall have the right to terminate his employment under this Agreement under the following circumstances (any such termination, a termination for “Good Reason”); provided, that Employee shall provide written notice of such circumstances to Employer, and Employer shall have 10 days after receipt of such notice to cure such circumstances:

(i)            a change in the location of the primary worksite of Employee that is more than 25 miles from its present location, unless the changed location is within the Greater Boston, Massachusetts area;

(ii)           the assignment to Employee of any duties or responsibilities materially inconsistent with Employee’s position as set forth in Section 3 hereof, Employee’s removal from such position or a substantial diminution in such position, duties or responsibilities; provided, however, that so long as Employee remains the President of AAI or occupies a position with comparable or greater duties and responsibilities, any such assignment, removal or diminution that occurs merely as a result of the Employer’s ceasing to be an independent publicly held company (specifically including the signing of the merger agreement by Employer with Textron Inc. and acquisition subsidiary and the completion of the transactions contemplated by such merger agreement) shall not constitute “Good Reason” under this Section 5(b)(ii); and provided, further, however, that Employee ceasing to be member of Employer’s Board of Directors for any reason shall not constitute “Good Reason” under this Section 5(b)(ii);

(iii)          a material reduction in Employee’s Base Compensation pursuant to Section 4(a) hereof or in Employee’s target percentage for the Incentive Compensation under Section 4(b) hereof as in effect on the Effective Date or as increased from time to time; or

(iv)          a failure of Employer to continue to provide Employee with benefits substantially as contemplated by Section 4(c) hereof.

(c)           Disability. If Employee shall be incapacitated by reason of mental or physical disability or otherwise during the term of this Agreement so that he is prevented from performing his principal duties and services hereunder for a period of three (3) consecutive months or one or more periods aggregating three (3) months during any twelve (12) month period, Employer shall have the right to terminate this Agreement by sending written notice of termination to Employee, and thereupon his employment pursuant to this Agreement shall terminate.

(d)           Death. In the event of the death of Employee during the term hereof, this Agreement shall automatically terminate.

6.             Effect of Termination. Upon the termination of Employee’s employment with Employer, pursuant to Section 5 or otherwise (e.g., upon the Scheduled Termination Date, by Employer without Cause, by Employee without Good Reason or at the election of either Employer or Employee following the term of this Agreement), no further payments or compensation of any type shall be made or shall be payable to Employee hereunder notwithstanding any other provision of this Agreement, except as follows, subject to the provisions of Section 6(1) hereof:

(a)           Outstanding Base Compensation. In the case of any termination, Employee shall be entitled to any compensation due pursuant to Section 4(a) hereof through the date of termination.

(b)           Outstanding Expenses. In the case of any termination, Employee shall be entitled to any reimbursement, pursuant to Section 12 hereof, of expenses incurred by Employee through the date of termination.

(c)           Outstanding Incentive Compensation. Subject to the provisions of Section 6(g) hereof, upon any termination of employment of the Employee other than by Employer for Cause, including termination by Employee without Good Reason, prior to the end of any Compensation Year, Employee shall be entitled to receive a pro rata portion of his Incentive Compensation for such Compensation Year due pursuant to Section 4(b) hereof, based on the number of days employed during such Compensation Year (“Pro-Rata Incentive Compensation Payment”). The Pro-Rata Incentive Compensation Payment shall be paid to the Employee following the expiration of the 409A Delay Period, as set forth in Section 6(g) below.

(d)           Severance Compensation. Subject to the provisions of Section 6(g) hereof, upon any termination of employment of the Employee (whether during the term of this Agreement or thereafter) other than by Employer for Cause, death, or by Employee without Good Reason, the Employee shall be entitled to receive severance compensation (“Severance Compensation”) equal to (x) two hundred percent (200%) of Employee’s annualized salary at the time of termination (the “Base Severance Compensation”) plus (y) fifty percent (50%) of the amount calculated pursuant to the foregoing clause (x) (the “Incentive Severance Compensation”), payable in equal installments at such times and in accordance with the normal payroll practices of Employer over a period of eighteen months following the date of termination or, if the Employee’s employment termination occurs for the reasons specified in this Section 6(d) within two (2) years after a Change of Control, payment shall be made in a single sum payment in lieu of installment payments; provided, however, that, in the case of a termination for disability, the Severance Compensation shall be reduced by amounts payable to Employee under Employer sponsored Short Term and Long Term Disability insurance policies in respect of the period of eighteen (18) months following the date of termination. Notwithstanding any contrary provision contained in this Section 6(d), payment to the Employee of Severance Compensation shall not begin until after the expiration of the 409A Delay Period, as set forth in Section 6(g) below.

(e)           Completion Bonus. Subject to the provisions of Section 6(g) hereof, upon the termination of employment of the Employee (whether during the term of this Agreement or thereafter) other than by Employer for Cause or by Employee without Good Reason, the Employee shall be entitled to receive a single sum payment in the amount of $200,000. The single sum payment shall be made to the Employee following expiration of the 409A Delay Period, as set forth in Section 6(g) below.

(f)            Benefits. In the case of any termination (whether during the term of this Agreement or thereafter) other than by Employer for Cause, death, or by Employee without Good Reason, then Employee shall be entitled to continuation of the same or equivalent employee health benefits as in effect on the date of termination for a period of eighteen months following termination. The foregoing eighteen-month period shall be deemed to run concurrently with the applicable post-termination coverage period required under COBRA. Employee acknowledges that if Employer is restricted from providing such coverage under any of its health plans due to tax, underwriting or other issues, Employer will use commercially reasonable efforts to provide or facilitate coverage through other means, provided that it does not cost materially more to Employer than the cost of providing such coverage under Employer’s then current health plans.

(g)           Section 409A Compliance.

(i)            In the event that Employee is deemed to be a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code) in accordance with procedures set by the Employer at the time of Employee’s termination hereunder, payment of the amounts described in Sections 6(c) through 6(e) hereof shall be delayed for a period of six months immediately following the Employee’s termination of employment (the “409A Delay Period”). If the Severance Compensation due to the Employee under Section 6(d) is payable in installments, payment of any amounts relating to the 409A Delay Period shall be made to the Employee in a single sum payment on the day immediately following the expiration of the 409A Delay Period and any remaining payments shall be made in accordance with the terms specified herein. If the Severance Compensation due to the Employee under Section 6(d) is payable in a single sum payment, such payment shall be made to the Employee on the day immediately following the expiration of the 409A Delay Period. The Pro-Rata Incentive Compensation Payment described in Section 6(c) above and the separate bonus payment described in Section 6(e) above shall also be paid to the Employee on the day immediately following expiration of the 409A Delay Period. Any health benefits to which Employee shall become entitled following termination pursuant to Section 6(f) hereof that are treated as nonqualified deferred compensation under Section 409A of the Code shall be provided to Employee during the 409A Delay Period only to the extent that Employee pays the full cost for such benefits during the 409A Delay Period. At the end of the 409A Delay Period, Employer shall promptly reimburse Employee for such paid costs. Employee shall not be entitled to any interest on or in respect of any amounts under Sections 6(c) through 6(e) hereof not paid during the 409A Delay Period or any costs advanced by Employee for benefits under Section 6(f) hereof during the 409A Delay Period. Notwithstanding anything herein to the contrary, the Employee shall only be entitled to receive the amounts set forth under Section 6(c) through 6(e) above if the Employee’s termination of employment constitutes a “separation from service” within the meaning of the regulations issued under Code Section 409A.

(ii)           To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code and this Agreement shall be limited, construed and interpreted in a manner consistent with this intent.

(h)           Stock Options. In the case of any termination (whether during the term of this Agreement or thereafter) other than by Employer for Cause, death, or by Employee without Good Reason, then any and all unexercised and unexpired stock options awarded to Employee shall fully vest.

(i)            Success Bonus. If so provided by Section 7, Employee shall be entitled to receive the Success Bonus in accordance with Section 7.

(j)            Vacation. In the case of any termination, Employee shall be entitled to be paid for any accrued and unused vacation time at the rate of Base Compensation then in effect.

(k)           Death Benefits. In the case of Employee’s termination as a result of death, Employer shall pay to Employee’s spouse (if she is then living) or Employee’s estate Employee’s then-Base Compensation for a period of eighteen (18) months following such termination.

(l)            General Release. The receipt of the benefits described in this Section 6 (other than the benefits under Sections 6(a), (b), (i) and (j) hereof) shall be conditioned upon the execution and non-revocation by Employee of a release agreement based on Employer’s standard form of release agreement for terminating employees.

7.             Change of Control.

(a)           Success Bonus. In addition to any other compensation payable to Employee hereunder, Employer shall pay to Employee upon the closing date of a Change of Control of Employer (as defined below) or upon earlier termination of employment as provided below, an amount equal to 50% of the annual Base Compensation in effect on the closing date of the Change of Control (or, if Employee’s employment hereunder is then terminated (other than as specified in the following proviso), the Base Compensation in effect on the date of such termination), net of reduction for any applicable withholding taxes (the “Success Bonus”); provided, however, that, the Success Bonus shall not be paid if, prior to the closing date of the Change of Control, Employee’s employment hereunder has been terminated by Employer for Cause or by Employee without Good Reason; provided, further, however, that, if the Employee’s employment is terminated by the Employer without Cause or by the Employee for Good Reason, the Success Bonus shall not be paid to the Employee until after the 409A Delay Period has expired, as set forth in Section 6(g) above and in no event shall such payment be made to the Employee unless the Employee’s termination of employment constitutes a “separation from service” within the meaning of the regulations under Section 409A of the Code. “Change of Control” shall mean (i) any person or other entity (other than any of the Employer’s subsidiaries), including any person as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner, as defined in Rule 13d-3 of such Act, directly or indirectly, of more than fifty percent (50%) of the total combined voting power of all classes of capital stock of Employer normally entitled to vote for the election of directors of Employer (the “Voting Stock”), (ii) the sale of all or substantially all of the property or assets of Employer, (iii) the consolidation or merger of Employer with another corporation or other entity (other than with any of Employer’s subsidiaries), the consummation of which would result in the stockholders of Employer immediately before the occurrence of the consolidation or merger owning, in the aggregate, less than 50% of the Voting Stock of the surviving entity, or (iv) a change in the Board of Directors occurs with the result that the members of the Board of Directors on the Effective Date (the “Incumbent Directors”) are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Incumbent Directors prior to the date of such appointment or election, provided that any person becoming a director whose election or nomination for election was supported by a majority of the Incumbent Directors shall be considered an Incumbent Director for purposes hereof.

(b)           Stock Options. On the closing date of a Change of Control, any and all unexercised and unexpired stock options awarded to Employee shall fully vest (except if Employee had theretofore been terminated by Employer for Cause, due to his death or by Employee without Good Reason).

(c)           Gross-Up. Employee shall also be entitled to receive the payment(s) provided in Section 8 below.

8.             IRC 280G Gross-Up.

(a)           If any payment or benefit (within the meaning of Section 280G(b)(2) of the Code), to the Employee or for the Employee’s benefit paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, the Employee’s employment with the Employer or a change in ownership or effective control of the Employer or of a substantial portion of its assets (any such payment or benefit, a “Parachute Payment”), would be subject to the excise tax imposed by Section 4999 of the Code, or if any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Employee will be entitled to receive additional payments (a “Gross-Up Payment”) in an amount equal to the Excise Taxes imposed upon the Parachute Payment and the Gross-Up Payment. Except as expressly provided in this Section 8(a), the Employee shall not be entitled to any additional payments in connection with any Parachute Payments or Gross-Up Payments, including any reimbursement for the income tax thereon.

(b)           If the Employee shall become entitled to a Parachute Payment, which Parachute Payment will be subject to the Excise Tax, subject to Section 8(e) below, then the Employer shall pay to the Employee at the time specified below (i) a Gross-Up Payment such that the net amount retained by the Employee, after deduction of any Excise Tax on the Parachute Payment and any U.S. federal, state, and local income or payroll tax upon the Gross-up Payment provided for by this paragraph, but before deduction for any U.S. federal, state, and local income or payroll tax on the Parachute Payment, shall be equal to the Parachute Payment, and (ii) an amount equal to the product of any deductions disallowed for federal, state or local income tax purposes because of the inclusion of the Gross-Up Payment in the Employee’s adjusted gross income multiplied by the highest applicable marginal rate of federal, state or local income taxation, respectively, for the calendar year in which the Gross-Up Payment is to be made.

(c)           In the event that the Internal Revenue Service or court ultimately makes a determination that the excess parachute payments plus the base amount is an amount other than as determined initially, an appropriate adjustment shall be made with regard to the Gross-Up Payment to reflect the final determination.

(d)           For purposes of determining whether any of the Parachute Payments and Gross-Up Payments (collectively the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Employer’s independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected by such accountants or the Employer (the “Accountants”), there is a reasonable reporting position that such Total Payments (in whole or in part) either do not constitute “parachute payments,” including giving effect to the recalculation of stock options in accordance with Treasury Regulation Section 1.280G-1, Q&A 33, represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or are otherwise not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code. To the extent permitted under Revenue Procedure 2003-68, the value determination shall be recalculated to the extent it would be beneficial to the Employee. All determinations hereunder shall be made by the Accountants which shall provide detailed supporting calculations both to the Employer and the Employee at such time as they are requested by the Employer or the Employee. If the Accountants determine that payments under this Agreement must be reduced pursuant to this paragraph, they shall furnish the Employee with a written opinion to such effect. The determination of the Accountants shall be final and binding upon the Employer and the Employee.

(e)           For purposes of determining the amount of the Gross-Up Payment, the actual U.S. federal, state and local income tax rates applicable to the Employee with respect to the calendar year in which the Gross-Up Payment is to be made, net of any applicable reduction in U.S. federal income taxes obtained from deduction of such state and local taxes paid in such year, shall be used. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-Up Payment is made, the Employee shall repay to the Employer, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-up Payment being repaid by the Employee if such repayment results in a reduction in Excise Tax or a U.S. federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Gross-Up Payment to be refunded to the Employer has been paid to any U.S. federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to the Employee, and interest payable to the Employer shall not exceed the interest received or credited to the Employee by such tax authority for the period it held such portion. The Employee and the Employer shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if the Employee’s claim for refund or credit from such tax authority is denied.

(f)            In the event that the Excise Tax is later determined by the Accountant or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Employer shall make an additional Gross-Up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

(g)           The Gross-Up Payment shall be paid not later than the last day of the calendar year following the calendar year in which the Employee remits the Excise Taxes.

(h)           In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Employee shall permit the Employer to control issues related to the Excise Tax (at its expense), but the Employee shall control any other issues unrelated to the Excise Tax. In the event that the issues are interrelated, the Employee and the Employer shall in good faith cooperate. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Employee shall permit the representative of the Employer to accompany the Employee, and the Employee and his representative shall cooperate with the Employer and its representative.

(i)            The Employer shall be responsible for all charges of the Accountant.

(j)            The Employer and the Employee shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this provision.

(k)           Nothing in this Section 8 is intended to violate the Sarbanes-Oxley Act and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to the Employee and the repayment obligation null and void.

9.             No Competition. Employee agrees that, during the period of Employee’s employment with Employer and for a period of eighteen (18) months following termination of employment for any reason, he will not, within the continental United States, directly or indirectly, engage or participate or make any financial investments in or become employed by or render advisory or other services to or for any person, firm or corporation, or in connection with any business activity, other than that of Employer and its subsidiaries, directly or indirectly in competition with any of the business operations or activities of Employer and its subsidiaries. Nothing herein contained, however, shall restrict Employee from making any investments in any company whose stock is listed on a national securities exchange or actively traded in the over the counter market, so long as such investment does not give him the right to control or influence the policy decisions of any such business or enterprise which is or might be directly or indirectly in competition with any of such business operations or activities of Employer or any of its subsidiaries.

10.           Confidentiality; etc.

(a)           Employee, during the term of this Agreement and thereafter, will not divulge, furnish or make accessible to anyone (other than in the regular course of business of Employer or any of its subsidiaries) any knowledge or information with respect to confidential or secret methods, processes, plans or materials of Employer or any of its subsidiaries, or with respect to any other confidential or secret aspects of the business of Employer or any of its subsidiaries (the “Confidential Information”). The term “Confidential Information” does not, however, include information which was or becomes generally available to the public other than as a result of an unauthorized disclosure by Employee.

(b)           Employee agrees to communicate and to make known to Employer all knowledge possessed by him relating to any methods, developments, inventions and/or improvements, whether patented, patentable or unpatentable which concerns in any way the business of Employer or any of its subsidiaries or the general industry of which they are a part, from the time of entering upon employment until the termination thereof, and whether acquired by Employee before or during the term of his employment; provided, that nothing herein shall be construed as requiring any such communication where the method, development, invention and/or improvement is lawfully protected from disclosure as the trade secret of a third party, including, without limitation, any former employer of Employee or by any other lawful bar to such communication.

(c)           Any methods, developments, inventions and/or improvements, whether patentable or unpatentable, along the lines of the business of Employer or any of its subsidiaries, which Employee may conceive of or make while in the employ of Employer, shall be and remain the property of Employer. Employee agrees promptly to communicate and disclose all such methods, developments, inventions and/or improvements to Employer and to execute and deliver to Employer any instruments deemed necessary by Employer to effect disclosure and assignment thereof to it. Employee further agrees, on request of Employer, to execute patent applications based on such methods, developments, inventions and/or improvements, including any other instruments deemed necessary by Employer for the prosecution of such patent applications or the acquisition of Letters Patent in the United States and/or any foreign countries.

(d)           Employee agrees that for a period of two (2) years from and after the termination of his employment with Employer, whether pursuant to the terms of this Agreement or otherwise, he will not:

(i)            directly or indirectly solicit, raid, entice or induce any employee of Employer or of any of its subsidiaries to be employed by any person, firm or corporation which is, directly or indirectly, in competition with the business or activities of Employer or any of its subsidiaries;

(ii)           directly or indirectly approach any such employee for these purposes;

(iii)          authorize or knowingly approve the taking of such actions by other persons on behalf of any such person, firm or corporation, or assist any such person, firm or corporation in taking such action;

(iv)          directly or indirectly solicit, raid, entice or induce any person, firm or corporation (other than the U.S. Government or its agencies) who or which on the date hereof is, or at any time during the period of employment hereunder shall be, a customer of Employer or of any of its subsidiaries to become a customer for the same or similar products which it purchased from Employer or any of its subsidiaries, of any other person, firm or corporation, and Employee shall, not approach any such customer for such purpose or authorize or knowingly approve the taking of such actions by any other person.

(e)           Employee agrees that during the term of his employment by Employer, whether under this Agreement or otherwise, he will not, unless authorized by Employer, at any time enter into, on behalf of Employer or any of its subsidiaries, or cause Employer or any of its subsidiaries to enter into, directly or indirectly, any transactions with any business organization in which he or any member of his immediate family may be interested as a partner, trustee, director, officer, employee, shareholder, lender of money or guarantor (other than interests, solely as an investment, in publicly registered securities of any business organization, which interests are (i) not as a controlling person of such business organization, (ii) not as a member of a group that controls such business organization, and (iii) not as a direct or indirect owner of 5% or more of any class of securities of such business organization).

11.           Injunctive Relief. Employee acknowledges that the services to be rendered by him hereunder are of a special, unique and extraordinary character and that it would be very difficult or impossible to replace such services and further that irreparable injury would be sustained by Employer and its subsidiaries in the event of a violation by Employee of any of the provisions of this Agreement, and by reason thereof Employee consents and agrees that if he violates any of the provisions of this Agreement, Employer shall be entitled to an injunction to be issued by any court of competent jurisdiction restraining him from committing or continuing any violation of this Agreement.

12.           Expenses. Employer shall reimburse Employee for all reasonable expenses incurred by him on behalf of Employer in the performance of his duties hereunder, provided that proper vouchers are submitted to Employer by Employee evidencing such expenses and the purposes for which the same were incurred.

13.           No Conflicting Agreements. Employee represents and warrants that he is not a party to any agreement, contract or understanding, whether employment or otherwise, which would in any way restrict or prohibit him from undertaking or performing employment in accordance with the terms and conditions of this Agreement.

14.           Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, and no statement, representation, warranty or covenant has been made by either party except as expressly set forth herein. This Agreement shall not be changed or terminated orally. As of the Effective Date, this Agreement supersedes and cancels all prior agreements between the parties or any subsidiary of Employer whether written or oral, relating to the employment of Employee, including, without limitation, that certain employment agreement by and between Employer and Employee dated June 18, 2003.

15.           Applicable Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Maryland, without regard to its conflict of laws principles, and all disputes hereunder shall be resolved in the federal or state courts located in Maryland. In any dispute relating to this Agreement, the prevailing party shall be entitled to be reimbursed its reasonable attorneys fees and costs from the nonprevailing party.

16.           Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, telecopied or mailed, first class, postage prepaid, certified mail, return receipt requested, to each of the parties at its or his address or telecopy number above written or as set forth beneath their signatures below or at such other address or telecopy number as either of the parties may designate in conformity with the foregoing.

17.           Section Headings. The Section headings set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement in any respect nor shall they in any way affect the substance of any provisions contained in this Agreement.

18.           Successors and Assigns. This Agreement shall not be assignable by Employee. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs and personal representatives of Employee and the successors and assigns of Employer.

19.           Severability. If, at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provisions of this Agreement.

20.           Indemnification. Employer shall indemnify Employee to the fullest extent provided for by the indemnification statutes of the General Corporate Law of Delaware, 8 Del. C. § 145 (2002) (the “Indemnification Section”) and, in addition, in accordance with any other rights such persons may have under a resolution of the stockholders of the corporation, a resolution of its Board of Directors or under Employer’s Certificate of Incorporation or by-laws, as amended and restated from time to time, or pursuant to any insurance policy, any agreement or otherwise. During the term of this Agreement, Employer shall continue to maintain in full force and effect directors and officers liability insurance in amounts deemed reasonable by the Board of Directors, provided that such coverage remains available at premium costs deemed reasonable by the Board of Directors.

21.           Securities Law Filings. Employer shall reimburse Employee for the reasonable expenses, including attorneys fees, associated with the filings Employee is required to make with the Securities and Exchange Commission from time to time in connection with his purchase, sale and holding of Employer’s stock in the public trading market, but only if Employer does not offer to have its attorneys prepare such filings for Employee.

22.           Survival. For the avoidance of doubt, it is understood that the provisions of Sections 6, 7, 8, 9, 10(a), (c) and (d) and 11 through 22 (other than the second sentence of Section 20) shall remain in effect following and survive the termination of this Agreement and Employee’s employment hereunder.

IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreement as of the day and year first above written.

UNITED INDUSTRIAL CORPORATION

By:	/s/ Anna-Maria G. Palmer
Name: Anna-Maria G. Palmer
Title: Vice President Human Resources

/s/ Frederick M. Strader
Frederick M. Strader